Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 15, 2020 (the “Effective Date”), by and between Veritone, Inc., a Delaware corporation (the “Company”) and Chad Steelberg (“Executive”).  Certain capitalized terms used in this Agreement are defined in Section 24 below.

WHEREAS, the Company desires to continue to retain the services of Executive, Executive desires to continue to provide services to the Company, and the Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date; and

WHEREAS, effective as of the Effective Date, this Agreement shall supersede and replace the prior Employment Agreement between Executive and the Company, dated March 14, 2017 (the “Prior Employment Agreement”), that Executive had with the Company and any such Prior Employment Agreement is hereby terminated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.  The Company shall employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”).

2.Position and Duties.

(a)Positions.  During the Employment Period, Executive shall serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”) and shall have the duties, responsibilities, functions and authority customarily associated with such positions, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions and authority.

(b)Duties.  During the Employment Period, Executive shall be employed by the Company as its Chief Executive Officer, reporting directly to the Board. Executive shall have such duties, responsibilities and powers that are customary for an individual holding the position of the Chief Executive Officer. Executive shall faithfully and diligently perform such duties of said office as well as such other lawful related duties of an executive nature as may be reasonably requested by the Board from time to time; provided however, nothing contained herein shall prohibit Executive from engaging in (i) charitable, civic and industry work, (ii) occasional lectures and teaching at educational and/or charitable institutes, (iii) subject to pre-approval in writing by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board, service on boards of directors of non-competing companies, (iv) advising Executive’s existing holdings and the portfolio companies of Steel Ventures, or such other companies or businesses as may be pre-approved in writing by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board and (v) activities with third party entities (including service as a board member or officer of such entity) in conformance with the Company’s Corporate Opportunities Policy; provided that, with respect to (i) through (v) above, such service, work or activities do not materially interfere with Executive’s performance of his duties to the Company (as determined by the Board’s Corporate Governance and Nominating Committee or any other committee designated by the Board after prior written notice to Executive including the specific instances of such material interference, and providing Executive at least thirty (30) days’ opportunity to cure such material interference). Executive shall be based at the Company’s offices located in Costa Mesa, California or at such other offices of the Company located within thirty-five (35) miles of Executive’s residence as of the Effective Date.

(c)Representations.  Executive represents and warrants, as of the Effective Date, that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations hereunder, or that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to become employed and perform the services hereunder.

3.Compensation and Benefits.

(a)Base Salary.  During the Employment Period, Executive’s annual base salary shall be $500,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll schedule.  The Base Salary shall be subject to review by the Board no less frequently than annually and, in any event, shall be increased by no less than five percent (5%) annually. During each calendar quarter, Executive may elect to receive up to twenty-five percent (25%) of the Base Salary during the portion of the quarter covered by the Executive’s election in the form of fully vested shares of Company common stock under the Company equity incentive plan then in effect (the “Plan”), subject to the approval of the Chairman of the Compensation Committee of the Board and the availability of shares thereunder, provided that such election is made at least five (5) business days prior to the beginning of a pay period during the particular quarter and such election and the issuance of shares are in compliance with applicable securities laws.  If Executive elects to receive a portion of his Base Salary in common stock in accordance with the foregoing sentence, such issuance of common stock shall be completed at the end of the quarter covered by such election, and the number of shares of common stock so issued shall be based on the average of the daily volume-weighted average prices per share of the Company’s common stock (the “Average VWAP”) during the quarter and rounded down.  For the purposes of clarity, Executive may make such election no more than once during any calendar quarter, and such election shall be effective until the earlier of the end of such quarter and the end of the pay period in which notice of termination of such election is received.

(b)Annual Bonus.  Executive will be eligible to earn a discretionary annual incentive bonus (“Annual Bonus”) with a target of not less than one hundred twenty percent (120%) of Executive’s then current Base Salary, up to a maximum amount determined in accordance with the terms of the Company’s annual bonus plan (the “Bonus Plan”), based on the achievement of certain performance goals to be determined by the Compensation Committee of the Board in each applicable year in accordance with the terms of the Bonus Plan.  Fifty percent (50%) of the Annual Bonus shall be based on annual performance goals and, if earned, shall be payable upon the earlier of (i) ten (10) business days after the completion of the audit of the Company’s annual financial statements for the calendar year to which such annual performance goals relate or (ii) March 15 of the year following the calendar year to which such annual performance goals relate. Fifty percent (50%) of the Annual Bonus shall be based on quarterly performance goals set in the Bonus Plan.  If earned, such quarterly bonus payments shall be paid in the first regular pay period after the filing of the Company’ Form 10-Q for the calendar quarter to which the quarterly performance requirements relate but in no event later than March 15 of the following year.  Notwithstanding anything to the contrary, in no event shall the aggregate amounts payable for Executive’s Annual Bonus for any year be less than fifty percent (50%) of his then Base Salary.

(c)Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive related to Executive’s services provided under this Agreement, which are consistent with the Company’s policies in effect from time-to-time with respect to travel (including business class airfare), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses, except as otherwise provided hereunder.

(d)Legal Fees.  Executive will be reimbursed for legal fees reasonably incurred in the negotiation of this Agreement up to a maximum of $50,000, provided that such fees are substantiated with the summary page of the invoice from such counsel.

(e)Commuting Expenses.  Executive will receive a lump sum payment of $25,000 per calendar quarter for reasonable expenses related to commuting by Executive and his family between his residences, which shall be payable within thirty (30) calendar days following the last calendar day of the relevant quarter and subject to his continued employment through such payment date.

(f)Other Benefits.  In addition to (but without duplication of) the Base Salary and Annual Bonus and other items described above, during the Employment Period, (i) the Company shall purchase a separate, fully-insured health care policy of Executive’s choice covering Executive and his family on terms substantially similar to Executive’s healthcare policy currently in place as of the date hereof, and (ii) Executive shall be entitled to paid time off subject to and in accordance with the Company’s policies with respect to such paid time off, and subject to applicable eligibility requirements, to such other benefits, including but not limited to, and retirement benefits, consistent with those provided by the Company and made available to the other senior executives of the Company.

(g)Equity Awards.

(i)Restricted Stock Unit Awards.  As soon as practicable following the Effective Date, the Company shall grant to Executive a restricted stock unit award under the Plan covering 350,000 shares of the Company’s common stock. During the first calendar quarter of each of 2021 and 2022, the Company shall grant to Executive (A) a restricted stock unit award under the Plan covering 175,000 shares of the Company’s common stock, and (B) a restricted stock unit award under the Plan covering a number of shares of the Company’s common stock determined by dividing $150,000 by the Average VWAP for the ninety (90) calendar day period ended on the last trading day prior to the grant date thereof. Each such award shall fully vest on the first anniversary of the grant date thereof, subject to Executive’s continued employment through the relevant vesting date.

(ii)Future Equity Awards. Subject to Executive’s employment with the Company through the relevant grant date, Executive shall be eligible to receive additional equity awards after calendar year 2022 on a basis no less favorable than equity awards made generally to other senior executives of the Company. Except for the terms and conditions set forth in this this Agreement, the equity awards) shall be documented on and subject to the terms and conditions of the Company’s standard forms of notices of award and award agreements.

(iii)Amendment of Certain Stock Options. Executive currently holds an option to purchase 1,809,900 shares of the Company’s Common Stock (the “PNQ Option”), which PNQ Option was granted under the Veritone, Inc. 2018 Performance-Based Stock Incentive Plan (the “2018 Performance Plan”).  The Company recognizes that such option is not adequately incentivizing Executive and agrees to use its best efforts to have the Company’s stockholders (excluding shares controlled directly or indirectly by Executive, the Company’s President, or their respective affiliates) approve a proposal at the 2020 Annual Meeting of Stockholders to (a) reduce the three Stock Price Milestones thereunder to $17.50, $22.50 and $27.50, respectively; and (b) modify the exercise price for such option to the closing sale price of the Company’s common stock on the last trading day prior to the date the proposal is adopted by the Board, which modification will be subject to and conditioned upon the approval of the Company’s stockholders as described above; and (c) provide that any exercisable portion of the PNQ Option shall remain exercisable following termination of Executive’s service as an employee of the Company or member of the Board until that date which is ten (10) years following the grant date of the PNQ Option, provided that Executive’s termination of employment is initiated by the Company other than for Cause.

4.Term and Termination.

(a)Term and Termination.  The Employment Period shall begin on the Effective Date and, unless renewed hereunder, shall expire on December 31, 2022.  The Employment Period shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one (1) year periods unless Company or Executive gives the other written notice of the election to terminate the Employment Period at least ninety (90) calendar days prior to any such renewal date; provided, however, that the Employment Period shall terminate prior to any such renewal date (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company for any reason (whether for Cause or without Cause), or (iii) immediately upon the Company’s receipt of written notice of Executive’s resignation for any reason  unless such written notice specifies a later date (which date shall be no less than thirty (30) calendar days after the Company’s receipt of such written notice, unless limited by Section 409A of the Internal Revenue Code, as amended (the “Code”), and its corresponding regulations (collectively, “Section 409A”), or such later date is otherwise approved by the Company in writing) (such date of termination or expiration, for any reason, the “Termination Date”).

(b)Good Leaver Termination.  Upon termination of Executive's employment (a) by the Company other than for Cause, (b) by Executive for Good Reason, or (c) due to death or Disability (a “Good Leaver Termination”), Executive shall be entitled to receive:

(i)Executive’s Base Salary through the Termination Date;

(ii)reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(c);

(iii)any prior year's Annual Bonus to the extent earned but not yet paid and a pro rata Annual Bonus for the calendar year in which termination occurs, with any performance metrics based on actual performance at the end of the annual performance period;

(iv)other than the PNQ Option, vesting of fifty percent (50%) of any unvested portion of any equity awards existing as of the Termination Date; provided that any vested options (other than the PNQ Option), including any accelerated options pursuant to this section, shall remain exercisable until the end of the term of such options;

(v)a severance payment in an amount equal to 1.5 times the sum of Executive’s annual Base Salary and target Annual Bonus (with such target Annual Bonus calculated pro rata for the year as of the date of termination), payable in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months, beginning with the Company’s first regular payroll date coincident with or following the sixtieth (60th) day after the Termination Date, provided that, if a Change in Control occurs during such eighteen (18) months, any remaining installment payments shall be paid in lump sum within ten (10) days following such Change in Control; and

(vi)the value of any accrued and unused paid time off as of the Termination Date.

Subject to the terms of any other benefit plans in which Executive participates, the foregoing benefits shall be the sole benefits to which Executive is entitled upon a termination of employment described in this Section 4(b).  In order to receive any termination-related benefits hereunder, including but not limited to severance, Executive shall execute and deliver to the Company a release of claims in favor of the Company and its Subsidiaries and Affiliates (which shall be substantially in the form attached hereto as Exhibit A), which release shall have been delivered to the Company and shall have become irrevocable prior to the fifty-second (52nd) day following the Termination Date.  Executive shall not be entitled to any other salary, bonuses, benefits, severance or other compensation after the Termination Date, except as otherwise expressly provided herein or required by applicable law.

(c)Other Termination.  If the Employment Period expires pursuant to Section 4(a) or is terminated (i) by the Company for Cause or (ii) by Executive’s resignation without Good Reason, then Executive shall be entitled to receive only Executive’s Base Salary through the Termination Date, reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(c), and payments for any accrued but unused paid time off as of the Termination Date, and Executive shall not be entitled to any other salary, bonuses, benefits, severance, or other compensation after the Termination Date, except as otherwise expressly provided for hereunder or pursuant to Executive’s equity grant documents or as otherwise required under applicable law.

(d)Change in Control Benefits.  Notwithstanding the above termination provisions, if Executive's employment is terminated as a result of a Good Leaver Termination during the six-month period prior to a Change in Control or the 12-month period after a Change in Control, then in addition to the payments and benefits described in Section 4(b), Executive shall be entitled to a lump sum cash payment in an amount equal 3.5 times the sum of Executive's annual Base Salary and target Annual Bonus (with such target Annual Bonus calculated pro rata for the year as of the date of cessation of employment). Such payment shall be paid within ten (10) days following the later of (i) the effective date of the Change in Control and (ii) the Termination Date.  Such payment shall be subject to the provisions of the last paragraph of Section 4(b).

(e)No Other Benefits.  Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, benefits, severance or other compensation, from the Company or its Subsidiaries or Affiliates after the Termination Date and all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which would have accrued or become payable after the Termination Date (other than vested retirement benefits accrued on or prior to the termination or expiration of the Employment Period, accrued insurance benefits or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than as expressly required under applicable law (such as COBRA).  Notwithstanding the generality of the foregoing, Executive acknowledges and agrees that Executive is not entitled to any benefits, payments, compensation or any other amounts pursuant to any Prior Employment Agreement and Executive hereby releases the Company and its Subsidiaries and their Affiliates, from any and all claims, whether known or unknown, that Executive may now or in the future have with respect to any such arrangements, including without limitation any compensation granted (or that is contemplated to be granted in the future) to Executive pursuant thereto (whether in the form of stock, cash or otherwise).  In furtherance of the foregoing, in the event the Company terminates Executive’s employment on the basis that it is for Cause and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and Executive shall only be entitled to the amounts provided for in this Agreement but subject to Executive’s compliance with the requirements of the last paragraph of Section 4(b).

(f)Resignation of All Other Positions. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have immediately resigned from all positions that the Executive holds as an officer of the Company and as an officer or member of the board of any of its Subsidiaries.  In addition, upon termination of Executive’s employment hereunder for Cause, Executive shall be deemed to have immediately resigned as a member of the Board.

(g)Termination Certification. Upon separation from employment with the Company, Executive agrees to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of one (1) year after termination of Executive’s employment with the Company, so that the Company can contact Executive regarding Executive’s continuing obligations under by this Agreement.

5.Section 280G Matters. In the event that any payment, accelerated vesting or other benefit payable to Executive under this Agreement together with any other benefits received by Executive under any other Agreement would constitute "parachute payments" within the meaning of Section 280G of the Code (“Parachute Payments”), Executive will be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. The repayment and/or reduction of payments or benefits which would be Parachute Payments (each a "Payment") contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payments with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. Any such repayment or reduction will in all events comply with 409A. For purposes of the foregoing, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such Payment.

6.Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback but only to the extent required by such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).  With respect to any potential clawback or recovery effected or subject to a determination by the Board, the Board will make its determination for clawback or recovery in good faith, upon advice of counsel, and in accordance with any applicable law or regulation, and to the extent permitted by law, only after (i) providing Executive prior written notice of the deliberation of such potential clawback or recovery and (ii) providing Executive (and his counsel) an opportunity to present to the Board all relevant information related to such determination.

7.Return of Company Property.  Executive understands that anything that Executive created or worked on while working for the Company (except for (a) inventions created by Executive entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information, that neither (i) related at the time of conception or reduction to practice of the invention to the Company’s business, or the actual or demonstrably anticipated research or development of the Company, nor (ii) result from any work performed by Executive for the Company, and (b) as may have been otherwise agreed by the Company’s Board in connection with its approval of Executive’s pursuit of a corporate opportunity pursuant to the Company’s Corporate Opportunity Policy (an “Approved Matter”)) belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company proprietary information, all Company equipment including all Company electronic media equipment, all tangible embodiments of intellectual property, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items.  Notwithstanding the foregoing, Executive understands that Executive is allowed to keep a copy of the Company’s employee handbook and personnel records relating to Executive’s employment (or records related to an Approved Matter), and Executive can make and retain an electronic copy of his contacts list and calendar and any personal emails or information needed for tax filing purposes or general government required purposes or any information related to any Approved Matter.

8.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement or any other agreement with the Company shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and California Department of Fair Employment and Housing (“Government Agencies”).  In making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

9.Survival.  Sections 4 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement or the expiration or termination of the Employment Period.

10.Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or one business day after being sent by reputable overnight courier service (charges prepaid) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.  Such notices, demands and other communications are a material provision of this Agreement and will be sent to Executive and to the Company at the following addresses:

Notices to Executive:

Chad Steelberg

Email:  chad@steelberg.com

with a copy to (which shall not constitute notice hereunder):

Morgan, Lewis & Bockius LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, CA  92626
Attn:  Ellen S. Bancroft, Esq.
Email:  ellen.bancroft@morganlewis.com

Notices to the Company or its Subsidiaries:

Veritone, Inc.
575 Anton Blvd., Suite 100

Costa Mesa, CA

Attention:  General Counsel

with a copy to (which shall not constitute notice hereunder):

K&L Gates, LLP

1 Park Plaza, 12th Floor

Irvine, CA 92614

Attention: Michael A. Hedge, Esq.

Email: michael.hedge@klgates.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.Complete Agreement.  This Agreement, the Employee Nondisclosure and Proprietary Information and Inventions Agreement between Executive and the Company, the Indemnification Agreement between Executive and the Company, and those documents and agreements expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Executive acknowledges that no understandings, agreements or representations have been made by the Company, its Subsidiaries or their respective Affiliates other than those expressly contained herein, and that

Executive has not relied on any other understandings, agreements or representations in executing this Agreement.

13.No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company (and any purported assignment or delegation by Executive in violation of the foregoing shall be null and void).

16.Arbitration. Executive and the Company mutually agree that any controversy or claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, including any dispute regarding the scope or enforceability of this arbitration provision, shall be settled by individual arbitration administered by Judicial Arbitration and Mediation Services (JAMS) in accordance with the JAMS Employment Arbitration Rules and Procedures in effect as of the date of this Agreement (“JAMS Rules”), to the extent the JAMS Rules are consistent with the terms of this provision. Judgment on the award may be entered in any court having jurisdiction thereof.  The parties also mutually agree that, except as otherwise required by enforceable law, arbitration shall be the sole and exclusive forum for resolving such disputes (including any dispute with the Company, any related parties, and any of their respective employees, officers, owners or agents, who shall be third-party beneficiaries of this provision), and both parties agree that they are hereby waiving any right to have their disputes resolved in civil litigation by a court or jury trial, including but not limited to any disputes arising under statutes such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act.  The arbitrator’s decisions on such matters shall be final and binding on the parties to the fullest extent permitted by law.  The JAMS Rules are incorporated herein by reference, to the extent they are consistent with the terms of this provision, and may be found at available at https://www.jamsadr.com/rules-employment-arbitration/.  The place of arbitration shall be Orange County, California.  Any arbitration hereunder shall be conducted only on an individual basis and not in a class, consolidated, or representative action.  The Company shall pay the administrative costs and fees directly related to the arbitration, including the fees of the arbitrator.  Each party shall otherwise bear its own respective attorneys’ fees and costs, including the costs of any depositions or for expert witnesses, unless any applicable law provides otherwise to the prevailing party, in which case the arbitrator shall have the authority to award costs and attorneys’ fees to the prevailing party in accordance with applicable law.  Neither a party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, unless otherwise provided by law.  The parties’ agreement to arbitrate does not apply to claims that, pursuant to applicable law, cannot be subject to mandatory arbitration, such as claims relating to workers’ compensation or unemployment insurance benefits; provided that, in the event of a dispute regarding whether, or the extent to which, any dispute is subject to arbitration, the parties agree that no underlying dispute or any facts regarding such dispute shall be submitted to a court until and unless a declaratory judgment is issued by the duly appointed arbitrator that allows a dispute to proceed in court based on a claim by a party that this arbitration provision is unenforceable as a matter of law as to an asserted claim.  Moreover, nothing in this Agreement prevents Executive from filing or prosecuting a charge with any government agency (such as the Equal Employment Opportunity Commission) over which such agency has jurisdiction, or from participating in an investigation or proceeding conducted by any such agency.  Any matter required to be arbitrated under this Agreement shall be submitted to mediation in a manner agreed to by Executive and the Company.  Executive and the Company agree to use mediation to attempt to resolve any such matter prior to filing for arbitration under this Agreement.  Executive and the Company will select a mediator agreeable to both parties.  The costs of the mediation and fees of the mediator will be borne entirely by the Company.

The parties will cooperate with the mediator on mediation arrangements, including time and place for mediation, who will attend or participate, and what information will be exchanged.

17.Choice of Law; Attorney’s Fees; Jurisdiction and Venue.

(a)All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  If any action at law or in equity (including any arbitration) is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(b) WITHOUT WAIVING THE REQUIREMENTS OF SECTION 16, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF OR HIMSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive's employment with the Company or services rendered hereunder.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT OR HE MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT OR HE MAY NOW OR HEREAFTER HAVE TO VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

18.Amendment and Waiver.  The provisions of this Agreement may be amended, superseded, cancelled or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that Executive has no reason to believe Executive’s life is not insurable at rates now prevailing for healthy persons of Executive’s age.

20.Withholdings.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments or benefits from the Company or any of its Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

21.Section 409A.

(a)This Agreement is intended to comply with Section 409A, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation benefits provided under this Agreement are intended to be exempt from Section 409A under the "separation pay exception" to the maximum extent applicable. Further, any payments that qualify for the "short-term deferral" exception or another exception under Section 409A shall be paid under the applicable exception.

(b)For purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement (or in any other arrangement with between the Company and the Executive) on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall have such meaning.

(c)To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement with the Company in which Executive participates provides for a “deferral of compensation” with respect to Executive within the meaning of Section 409A of the Code, such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(d)It is intended that each payment or installment of a series of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code.  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code. If at the time of Executive’s termination of employment with the Company, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to in connection with such termination is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.

To the extent any payment or benefit that Executive becomes entitled to by reason of a Change in Control is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code, then a Change in Control shall not be deemed to occur with respect to such payment or benefit unless such Change in Control constitutes an event described under Section 409A(a)(2)(A)(v) of the Code (that is, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code). If any severance payment or benefit payable to Executive may be paid in two calendar years based on the date on which any related release or similar agreement is executed and/or returned by Executive, then any such payment or benefit that would otherwise be payable in the earlier of such two calendar years shall be paid with the first regular payroll of the Company in the later of such two calendar years.

22.Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall provide reasonable cooperation to the Company and its Subsidiaries and/or Affiliates (and its or their legal counsel or designees) in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company at the Company’s cost (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, turning over to the Company all pertinent non-privileged information and turning over to the Company all relevant non-privileged documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). Executive shall be entitled to (i) compensation for such cooperation at an hourly rate derived from Executive’s final Base Salary divided by 2,000; and (ii) reimbursement for all reasonable costs incurred by  Executive in complying with the foregoing.

23.Indemnification Agreement.  To the extent the Company enters into an indemnification agreement with any other officer, director or stockholder that provides benefits or protections superior to the benefits on Executive’s Indemnification Agreement, the Company shall, upon Executive’s written request, amend Executive’s Indemnification Agreement to add such requested additional protection.

24.Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.  For the avoidance of doubt, unless otherwise agreed by the parties, these definitions shall supersede any similar definitions contained in any other agreement between Executive and the Company.

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.  Notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Cause” means (i) a breach by the Executive of a material provision of the Agreement; or (ii) the Executive's conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety, moral turpitude, or in any felony criminal proceeding, in each case that was materially detrimental to the Company's reputation or business; provided that, with respect to the actions, events or conditions described in clauses (i) and (ii) above, any termination by the Company shall be presumed to be other than for Cause unless (A) the Company provides written notice to Executive of the applicable action, event or condition allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such action, event or condition), and (B) if such condition can be cured, rescinded or remedied, the Executive fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within thirty (30) days after delivery of such written notice (or such longer period as the Company may agree in writing).

“Change in Control” for the purposes of Executive’s compensatory arrangements, including this Agreement, means a change in ownership or control of the Company effected through any of the following transactions: (a) consummation of a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets; (c) the closing of any transaction or series of related transactions pursuant to which any Person or any group of Persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a Person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

“Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of Executive's employment-related duties for a period of six months or longer and, within thirty (30) calendar days after the Company notifies Executive in writing that it intends to terminate his employment, Executive shall not have returned to the performance of his employment-related duties on a full-time basis; provided that, with respect to any compensation that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code, “Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Internal Revenue Code.  The Board's reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

“Good Reason” means without Executive's consent, (a) a material reduction by Company of Executive's compensation hereunder (which shall be deemed to have occurred if either his Annual Base Salary or target Annual Bonus is reduced by ten percent (10%) or more); (b) a material diminution in Executive's titles, duties or responsibilities or the assignment to him of any duties or responsibilities inconsistent with Executive's position and status as Chief Executive Officer (which includes, among other things, the failure of Executive to be (i) nominated by the Company to the Board or (ii) elected or reelected as a director or Chairman of Board); (d) a change in Executive's reporting relationship such that Executive no longer reports directly to the Board; (e) failure of the Company to obtain a satisfactory written agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; (f) any purported termination by the Company of Executive's employment otherwise than as expressly described herein, or (g) any other material breach of this Agreement by the Company.  In order for a termination to constitute a termination for “Good Reason” hereunder, Executive must give the Company written notice of his intent to resign for Good Reason within ninety (90) days following the date Executive first learns of such Good Reason event, and the Company shall not have cured such Good Reason event within thirty (30) days following receipt of such notice from the Executive and Executive's employment must terminate upon expiration of such thirty (30)-day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for Executive’s purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation), if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

VERITONE, INC.,
a Delaware corporation

By:	/s/ Jeffrey B. Coyne
Name:	Jeffrey B. Coyne
Title:	Executive Vice President, General Counsel and Secretary

Executive:
/s/ Chad Steelberg
Chad Steelberg

Exhibit A

Form of Release of Claims

GENERAL RELEASE

This GENERAL RELEASE (this “Agreement”) is made and entered into by and between ________________ (hereinafter “Executive”) and Veritone, Inc. (hereinafter “Employer”), and inures to the benefit of  Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, agents, employees and assigns of Employer.

RECITALS

A.Executive has worked for Employer for a period of time in an executive capacity, and has received substantial equity in Employer for the services that he provided to Employer.

B.Executive’s employment with Employer ended effective _____________.

C.Executive and Employer wish permanently to resolve any and all disputes arising out of the termination of Executive’s employment with Employer.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:

1.No Admission of Liability.  The parties agree that the execution of this Agreement, and the performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.

2.Wages and Vacation Time Paid.  Executive acknowledges that he as a result of the equity and other consideration that he received, he was fully and completely compensated for all services that he provided to Employer.

3.Release Benefit.   Pursuant to the terms of Executive’s Employment Agreement, he is entitled to certain benefits if he agrees to release all known and unknown claims against Employer and certain of its affiliates (the “Release Benefits”).  Executive acknowledges and agrees that he is not entitled to the Release Benefits unless and until he executes this General Release.

4.General Release.  Subject to Section 8 below, Executive for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, to the extent arising out of or relating to Executive’s employment, Executive’s employment agreement, grants of equity interests to Executive, cessation of Executive’s employment with Employer, Executive’s work with the Company and/or its predecessor entities prior to his employment with the Company, or Executive’s service as a director of the Company and its affiliated companies.  For purposes of clarity, the foregoing release expressly includes any and all claims, liabilities and causes of action related in any way to Executive’s employment with, or service as a director to, the Company, including without limitation those causes of action listed in Sections 5 and 6 below.

5.Release of Employment Related Claims.  Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including, without limitation, claims for unpaid wages, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.  Executive understands, however, that this Agreement does not extend to claims that may not be released as a matter of law.  In addition, Executive understands and agrees that this release does not prevent Executive from making a complaint with, contacting, or participating in an investigation with a federal governmental agency such as the Equal Employment Opportunity Commission, the Department of Labor, and the Securities and Exchange Commission, but does waive and release any claim for damages or monetary relief associated with such a complaint or communication.

6.Release of Disputed Wage Claims.  Executive understand and agrees that Executive is releasing all claims related to disputes over wages owed to employees, including but not limited to, disputed wages, vacation, bonuses, overtime, break premiums, and any other type or form of disputed compensation for time worked.

7.Release of Unknown Claims.  Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Employer or any of the other Releasees.

8.Continued Right to Be Indemnified.  Nothing in this Agreement terminates any indemnification or contribution obligation of Employer required by law or Employer’s bylaws, or any obligation of Employer under that certain Indemnification Agreement between Employer and Executive, as may be amended from time to time (the “Indemnification Agreement”).  For purposes of clarity, the releases contained herein shall not include or cover claims for contribution or indemnity against any Releasee for any third party claims asserted against Executive.

9.Entire Agreement.  Executive acknowledges and agrees that no promises or representations were made to him which do not appear in this Agreement or the Indemnification Agreement, and that this Agreement and the Indemnification Agreement contain the entire agreement of the parties on its subject matter.  Executive acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by Employer or anyone acting on behalf of Employer, other than those contained within this Agreement.  The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

10.Voluntary Execution.  Executive hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion.  Executive further acknowledges that he has been advised by Employer to obtain independent legal advice regarding the matters contained in this Agreement.  Executive further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

11.Severability.  If any provision of this Agreement, it will not affect the enforceability of the remaining provisions and all remaining provisions will be enforced to the extent permitted by law.

12.Modification.  The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification.  No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

13.Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS.  Executive and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive's employment with the Company or services rendered hereunder.

14.Arbitration.  The parties agree that any and all disputes, claims, or controversies between the parties to this Agreement including any dispute, claim or controversy arising out of or relating to an interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Orange County, California administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules.  The Federal Arbitration Act ("FAA") shall apply to interpretation of this arbitration provision.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.  The parties will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each party shall separately pay his own attorneys' fees and expenses.  Executive and Employer waive any right to bring or pursue class or representative claims in arbitration.  Executive understands that by signing this Agreement, Executive waives any right to bring a class, collective, or representative claim against Employer, and any arbitration will be on behalf of Executive only.

15.Time for Consideration.  Executive understands that he is entitled to have 45 days’ time in which to consider this Agreement.  Employer advises Executive to obtain the advice and counsel from the legal representative of his choice.  Executive executes this Agreement having had sufficient time within which to consider its terms.  Executive represents that if he executes this Agreement before 45 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period.

16.Revocation.  Executive understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke this Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven day revocation period has passed.  Executive understands that any revocation of this Agreement must be made in writing and delivered to Employer at 575 Anton Blvd., Suite 100, Costa Mesa, CA 92626 within the seven (7) day period.

BY SIGNING THIS AGREEMENT, EXECUTIVE REPRESENTS THAT EXECUTIVE READ THIS AGREEMENT AND KNOWS THAT EXECUTIVE GIVES UP IMPORTANT RIGHTS.

Dated: _______________	________________________________________ Executive

Exhibit B

TERMINATION CERTIFICATION

This certification is delivered pursuant to the terms of an Employment Agreement (the “Employment Agreement”) entered into between Veritone, Inc. (the “Company”), and ________________________ (“Executive”).

Executive hereby certifies that Executive does not have in Executive’s possession, nor has Executive failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to the Company or its Subsidiaries, Affiliates, successors, or assigns, except as may have been otherwise agreed by the Board in connection with its approval of Executive’s pursuit of a corporate opportunity pursuant to the Company’s Corporate Opportunities Policy.

Executive further certifies that Executive has complied with all the terms of the Executive Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by Executive (solely or jointly with others), as covered by the Employment Agreement.

Executive further agrees that, in compliance with the Employment Agreement, Executive will preserve as confidential all Company proprietary information, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Date:
[Executive]

Address:

Exhibit C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . [a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”